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                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of
                                     1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

  [_]  Preliminary Proxy Statement

  [_] Confidential for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  [X]  Definitive Proxy Statement

  [_]  Definitive Additional Materials

  [_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

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                               CATALYTICA, INC.
               (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.

  [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-
       11.

    (1) Title of each class of securities to which transaction applies:
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    (2) Aggregate number of securities to which transaction applies:
-------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
-------------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:
-------------------------------------------------------------------------------

    (5) Total fee paid:
-------------------------------------------------------------------------------

  [_]  Fee paid previously with preliminary materials.

  [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:
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    (2) Form, Schedule or Registration Statement No.:
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    (3) Filing Party:
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    (4) Date Filed:
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

                            [LOGO OF CATALYTICA]

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held On June 24, 1999

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the 1999 Annual Meeting of Stockholders of Catalytica, Inc., a Delaware corporation (the "Company" or "Catalytica"), will be held on June 24, 1999, at 10:00 a.m., local time, in the Mandarin Oriental Hotel, 222 Sansome Street, San Francisco, California 94101 for the following purposes:

     1. To elect directors to serve for the following year and until their successors are duly elected.

     2. To ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the 1999 fiscal year.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

   Nominees for directors are set forth in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on April 30, 1999 are entitled to notice of and to vote at the Annual Meeting.

   All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if he or she has previously returned a Proxy.

                                          Sincerely,
                                          /s/ LAWRENCE W. BRISCOE
                                          LAWRENCE W. BRISCOE
                                          Vice President, Finance and
                                           Administration
                                          Chief Financial Officer

Mountain View, California
April 30, 1999

                             [LOGO OF CATALYTICA]

                               ----------------

                                PROXY STATEMENT

                               ----------------

                      1999 ANNUAL MEETING OF STOCKHOLDERS

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of Catalytica, Inc. (the "Company" or "Catalytica") for the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held on June 24, 1999, at 10:00 a.m., local time, in the Mandarin Oriental Hotel, 222 Sansome Street, California 94101, or any adjournment or adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Company's principal executive offices are located at 430 Ferguson Drive, Mountain View, California 94043 and its telephone number is (650) 960-3000.

   These proxy solicitation materials and the Annual Report for the year ended December 31, 1998 are expected to be mailed on or about June 1, 1999 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Outstanding Shares

   Only stockholders of record at the close of business on April 30, 1999 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting. The outstanding voting securities of the Company as of April 30, 1999, consisted of 41,727,116 shares of Common Stock, which includes 13,270,000 shares of Class A Common Stock and excludes 11,730,000 shares of non-voting Class B Common Stock. For information regarding holders of more than 5% of the outstanding Common Stock of the Company, see "Proposal No. 1-- Election of Directors--Security Ownership of Principal Stockholders and Management."

Revocability of Proxies

   The enclosed Proxy is revocable at any time before its use by delivering to the Company a written notice of revocation or a duly executed Proxy bearing a later date. If a person who has executed and returned a Proxy is present at the Annual Meeting and wishes to vote in person, he or she may elect to do so and thereby suspend the power of the proxy holders to vote his or her Proxy.

Voting and Solicitation

   Except as provided below with respect to cumulative voting, every stockholder of record on the Record Date is entitled, for each share held, to one vote on each proposal or item that comes before the Annual Meeting. In the election of directors, each stockholder will be entitled to vote for seven nominees, and the seven nominees receiving the greatest number of votes will be elected.

   Every stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected, multiplied by the number of votes to which the stockholder's shares are entitled, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than seven candidates. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes.

   The cost of this solicitation will be borne by the Company. The Company may reimburse expenses incurred by brokerage firms and other persons representing beneficial owners of shares in forwarding solicitation material to beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter, electronic mail or facsimile.

   Stockholders representing an aggregate of 20,863,558 shares of the Company's Common Stock, including the Class A Common Stock, present or represented by proxy at the Annual Meeting will constitute a quorum for purposes of voting.

Deadline for Receipt of Stockholder Proposals

   Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2000 Annual Meeting of Stockholders must be received by the Company no later than February 1, 2000 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

   Pursuant to the Company's Bylaws, stockholders who wish to bring matters or propose nominees for director at the Company's 2000 annual meeting of stockholders must provide specified information in writing to the secretary of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the 1999 annual meeting (i.e., June 24, 1999), unless such matters are included in the Company's proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act, as amended. If such stockholders fail to comply with the foregoing notice provision, then the proxy holders will be allowed to use their voting discretionary authority when the proposal is raised at the 2000 Annual Meeting of Stockholders.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

   At the Annual Meeting of Stockholders, a Board of seven directors is to be elected. Unless otherwise instructed, the proxyholders will vote all of the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors and if cumulative voting has been properly invoked, the proxyholders intend to cumulate their votes and to vote all proxies received by them in accordance with cumulative voting procedures in such a manner as they believe will ensure the election of as many of the nominees listed below as possible. In such event, the specific nominees for whom such votes will be cast will be determined by the proxyholders. It is not expected that any nominee will be unable or will decline to serve as a director. Directors Hoffen and Goldberg are nominated to the Company's Board of Directors pursuant to certain agreements. See "Transactions with Management." The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders and until a successor has been elected and qualified.

Vote Required

   The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors. Votes withheld from any director are counted for purposes of determining the presence or absence of a quorum, but have no other legal effect under Delaware law. The Company believes that both abstentions and broker non-votes should be counted for purposes of determining whether a quorum is present at the Annual Meeting. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions and broker non-votes with respect to the election of directors in this manner.

   THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

Nominees

   The names of and certain information about the nominees of management are set forth below:

    Name of Nominee      Age        Position/Principal Occupation        Director Since
    ---------------      ---        -----------------------------        --------------
James A. Cusumano.......  56 Chairman of the Board and Chief Strategic        1974
                              Officer of the Company
Richard Fleming (2).....  74 President and Chief Executive Officer of         1985
                              Richard Fleming Associates, Inc.
Alan Goldberg...........  44 Managing Director of Morgan Stanley Dean         1997
                              Witter
Howard I. Hoffen          35 Managing Director of Morgan Stanley Dean         1997
 (1)(2).................      Witter
Ricardo B. Levy.........  54 President and Chief Executive Officer of         1974
                              the Company
Ernest Mario (1)........  60 Co-Chairman and Chief Executive Officer of       1996
                              ALZA
John A. Urquhart........  70 Senior Advisor to the Chairman of Enron          1997
                              Corp.

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee.

   Except as set forth below, each of the nominees has been engaged in the principal occupation described above during the past five years. There is no family relationship between any of the directors or executive officers of the Company.

   James A. Cusumano, a founder of Catalytica and a director since 1974, served as President of the Company from its inception in 1974 until 1985, when he assumed his current position of Chairman of the Board.

Dr. Cusumano served as the Company's Chief Technical Officer from 1985 through October 29, 1998, when he assumed his current position as Chief Strategic Officer of Catalytica, Inc. as well as its subsidiary, Catalytica Pharmaceuticals, Inc. Dr. Cusumano has also served as President of Catalytica Pharmaceuticals, Inc., a subsidiary of the Company from February 1995 until October 29, 1998. Dr. Cusumano served as Director of Catalysis Research and Development at Exxon Corporation's Corporate Research Laboratory from 1967 to 1974. Dr. Cusumano has a Ph.D. in physical chemistry from Rutgers University.

   Richard Fleming has been a director of Catalytica since 1985 and also serves as an advisor and consultant to Catalytica. Mr. Fleming was President and Chief Executive Officer of the Company from 1985 through August 1991. He has served as President and Chief Executive Officer of Richard Fleming Associates, Inc., a consulting firm, since May 1981 and was Vice Chairman for Membership and Fiscal Affairs of the Chemical Industry Institute of Toxicology until 1997. From 1969 to 1980, Mr. Fleming served at Air Products and Chemicals, most recently as Executive Vice President, and from 1980 to 1981, he served as President and Chief Operating Officer of GAF Corporation, a multi-industry company. Mr. Fleming is also a director of Catalytica Pharmaceuticals, Inc. Mr. Fleming has an M.S. in chemical engineering from New York University.

   Alan E. Goldberg has been a director of Catalytica since August 1997. Mr. Goldberg is Chairman and Chief Executive Officer of Morgan Stanley Dean Witter Capital Partners, and Head of Morgan Stanley Dean Witter Private Equity. Mr. Goldberg joined Morgan Stanley in 1979. He was elected Vice President in 1984 and in July 1984, he participated in the formation of the Private Equity Business. He was promoted to Principal in 1986 and elected Managing Director in 1988. Mr. Goldberg is Chairman and President of Morgan Stanley Leveraged Equity Fund I, Inc., is a Managing Director and Director of Morgan Stanley Leveraged Equity Fund II, Inc., and is a Managing Director and a Director of Morgan Stanley Capital Partners III, Inc. He also serves as a Director of Amerin Guaranty, Catalytica, Direct Response Corporation, Enterprise Reinsurance, Equant N.V., Homeowners Direct, Smurfit-Stone Container Corporation and LifeTrust America. Mr Goldberg received his B.A. in Philosophy and Economics in 1975 from New York University. In 1979, he earned an M.B.A. from New York University and a J.D. from Yeshiva University. Mr. Goldberg became a member of the New York Bar in 1979.

   Howard I. Hoffen has been a director of Catalytica since August 1997. Mr. Hoffen is a Managing Director of MSDW Capital Partners IV, Inc. and Morgan Stanley Dean Witter. He joined Morgan Stanley in 1985 and Private Equity in 1986. He is a Managing Director of Morgan Stanley Capital Partners, Inc. and of MSLEF II, Inc. Mr. Hoffen is a Director of Amerin Corporation, Somerset Energy and Union Drilling. Mr. Hoffen has a B.S. from Columbia University and an M.B.A. from the Harvard Business School.

   Ricardo B. Levy, a founder of Catalytica and a director since 1974, served as Chief Operating Officer from the Company's inception in 1974 until August 1991, when he was promoted to his current position of President and Chief Executive Officer. Mr. Levy is also a director of Catalytica Pharmaceuticals, Inc. and Catalytica Combustion Systems, Inc. Prior to founding Catalytica, Dr. Levy was a founding member of Exxon Corporation's Chemical Physics Research Team. Dr. Levy is an alumnus of Princeton and Harvard University's Executive Management Program and has a Ph.D. in chemical engineering from Stanford University.

   Ernest Mario has been a director of Catalytica since 1996. Dr. Mario is Co-Chairman of ALZA and has been Chief Executive Officer of ALZA since August 1993. Prior to joining ALZA, Dr. Mario was Deputy Chairman and Chief Executive Officer of Glaxo Holdings p.l.c., and has served in a variety of executive positions with Glaxo Inc. beginning in 1986. From 1977 to 1984, he held various executive level positions with Squibb Corporation, ending as President and Chief Executive Officer of Squibb Medical Products. Dr. Mario has a Ph.D. and M.S. in physical sciences from the University of Rhode Island, and a B.S. in pharmacy from Rutgers University.

   John A. Urquhart has been a director of Catalytica, Inc. since April 1997 and has served as a special board advisor to Catalytica Combustion Systems, Inc., since July 1995. He currently serves as Senior Advisor to the Chairman of Enron Corporation., a global integrated natural gas company, and has also served as the Vice Chairman of Enron Corporation since 1990. Mr. Urquhart also serves on a number of other corporate Boards of Directors, including Enron Corp., Aquarion Company, Hubbell Incorporated, TECO Energy, Inc., Weir Group

PLC, and Tampa Electric Co. He previously served as the Senior Vice President of Industrial and Power Systems at General Electric. In addition, he served five years as a Committee Member on the Board of US Council for Energy Awareness.

Security Ownership of Principal Stockholders and Management

   The following table sets forth, as of April 15, 1999, certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock, (ii) each director of the Company,
(iii) each of the executive officers named in the table under "Executive Compensation--Summary Compensation Table" and (iv) all directors and executive officers as a group. Percentage beneficial ownership is based on 41,725,847 shares of common stock, which includes 13,270,000 shares of Class A common stock, that are outstanding as of April 15, 1999. Except as otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

                             Shares of Common
                                   Stock
                            Beneficially Owned
                           ---------------------
    Name of Person or                 Percentage
    Identity of Group        Number   Ownership
    -----------------      ---------- ----------
Franklin Resources,
 Inc.....................   2,579,959    6.18%
 777 Mariners Island
 Blvd.
 San Mateo, California
 94404

Morgan Stanley Capital
 Partners III, L.P. (1)..  13,270,000   31.80%
 Alan Goldberg/Howard
 Hoffen
 1221 Avenue of the
 Americas
 New York, New York 10020

Ricardo B. Levy (2)......     837,316    2.00%
 c/o Catalytica, Inc.
 430 Ferguson Drive
 Mountain View,
 California 94043

James A. Cusumano (3)....     753,090    1.80%
 c/o Catalytica, Inc.
 430 Ferguson Drive
 Mountain View,
 California 94043

Richard Fleming (4)......     523,740    1.26%

Ralph Dalla Betta (5)....     435,872    1.04%

Lawrence W. Briscoe (6)..      86,496       *

Ernest Mario (7).........      19,222       *

John A. Urquhart (8).....      19,222       *

John M. Hart (9).........       6,667       *

All officers and
 directors as a group (10
 persons) (10)...........  15,951,625   38.00%

--------
 (1) Represents 13,270,000 voting shares of Class A stock held by Morgan Stanley Capital Partners III, L.P. and two affiliated funds. Excludes 11,730,000 non-voting shares of Class B stock also held by Morgan Stanley. Mr. Goldberg and Mr. Hoffen are Managing Directors of Morgan Stanley Dean Witter. Mr. Goldberg and Mr. Hoffen disclaim beneficial ownership of the shares owned by Morgan Stanley.
 (2) Includes shares held by the following trusts, of which Dr. Levy serves as trustee: (i) 680,877 shares held by the Levy Family Trust; (ii) 37,348 shares held by the Polly Jean Cusumano Trust; and (iii) 35,799 shares held by the Doreen Ann Nelson Trust. Dr. Levy disclaims beneficial ownership for the shares owned by the Polly Jean Cusumano Trust and the Doreen Ann Nelson Trust.

 (3) Includes shares held by the following trusts, of which Dr. Cusumano serves as trustee: (i) 488,232 shares held by the Cusumano Family Trust;
     (ii) 114,028 shares held by the Brian K. Levy Trust; and (iii) 115,350 shares held by the Tamara Levy Trust. Dr. Cusumano disclaims beneficial ownership of the shares owned by the Brian K. Levy Trust and the Tamara Levy Trust.
 (4) Includes 5,333 shares issuable upon exercise of options held by Mr. Fleming, which options are exercisable within 60 days of April 15, 1999.
 (5) Includes 13,650 shares issuable upon exercise of options held by Dr. Dalla Betta, which options are exercisable within 60 days of April 15, 1999.
 (6) Includes 66,496 shares issuable upon exercise of options held by Mr. Briscoe, which options are exercisable within 60 days of April 15, 1999.
 (7) Includes 19,222 shares issuable upon exercise of options held by Dr. Mario, which options are exercisable within 60 days of April 15, 1999.
 (8) Includes 19,222 shares issuable upon exercise of options held by Mr. Urquhart, which options are exercisable within 60 days of April 15, 1999.
 (9) Includes 6,667 shares issuable upon exercise of options held by Mr. Hart, which options are exercisable within 60 days of April 15, 1999.
(10) Includes 249,362 shares issuable upon exercise of options held by three directors and four executive officers, which options are exercisable within 60 days of April 15, 1999.

Board Meetings and Committees

   The Board of Directors of the Company held a total of four meetings during the year ended December 31, 1998.

   The current members of the Audit Committee are Richard Fleming and Howard
I. Hoffen. The Audit Committee met twice during the year ended December 31, 1998. This Committee recommends engagement of the Company's independent public accountants and is primarily responsible for approving the services performed by such accountants and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

   The Compensation Committee, which during the year ended December 31, 1998, consisted of Directors Hoffen and Mario, met twice during the last fiscal year. This Committee establishes the salary and incentive compensation of the executive officers of the Company and the general compensation policies for all employees. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation."

   The Nominating Committee, which for the year ended December 31, 1998, consisted of Directors Fleming and Levy, did not meet during the past fiscal year. The Nominating Committee reviews candidates and makes recommendations for nominees to serve on the Board of Directors. If there are vacancies on the Board of Directors, the Nominating Committee will consider nominees recommended by stockholders. Candidates for consideration by the Nominating Committee should be submitted to the attention of Dr. Levy at the Company by no later than February 24, 2000. Any stockholder wishing to make a recommendation to the Nominating Committee must submit the candidate's resume, together with a statement describing why the candidate should be considered by the Nominating Committee.

   During the fiscal year ended December 31, 1998, no Director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and any committees on which such Director served except that Alan Goldberg attended only 50% of the meetings held during the period for which he served as a director during fiscal 1999.

Director Compensation

   Directors who are not officers of the Company, with the exception of Mr. Hoffen and Mr. Goldberg, each receive an annual retainer for their services in the amount of $20,000 per year, plus reimbursement of expenses. Mr. Fleming, Dr. Mario and Mr. Urquhart each serve as Director for one of the subsidiaries of the Company, as well, and receive similar compensation for that service. During the fiscal year ended December 31, 1998, Mr. Fleming, Dr. Mario and Mr. Urquhart each received $40,000 in connection with their services as directors of the Company and its subsidiaries.

   During the year ended December 31, 1998, the Company paid Richard Fleming Associates, a consulting organization of which Richard Fleming, a Director of the Company, is the President and Chief Executive Officer, approximately $260,250. These payments were for services provided to the Company by Mr. Fleming in his capacity as a consultant to the Company at a rate of $20,000 per month from January through December. Moreover, additional consulting fees were paid for the period of July through September in the amount of $20,250 in conjunction with further assistance provided to the Company on various development programs and in identifying and investigating new business opportunities.

   During the fiscal year ended December 31, 1998, Mr. Fleming, Dr. Mario and Mr. Urquhart each received options to purchase 4,000 shares of Common Stock at an exercise price of $11.875. Mr. Fleming's, Dr. Mario's and Mr. Urquhart's options become exercisable at the rate of one-twelfth of the shares subject to the option at the end of each month that the director remains on the Board following the date of grant such that the options become fully vested within one year of the date of grant.

   Certain directors who served on the board of directors of a subsidiary or acted as a consultant to that subsidiary received stock options during the fiscal year ended December 31, 1998. Mr. Fleming and Dr. Mario each received options to purchase 5,000 shares of Catalytica Pharmaceuticals, Inc. at an exercise price of $16.50. Mr. Urquhart received options to purchase 4,000 shares of Catalytica Combustion Systems, Inc. at an exercise prices of $12.00.

        Report of the Compensation Committee of the Board of Directors
                           on Executive Compensation

   The following is the Report of the Compensation Committee of the Company, describing the compensation policies and rationale applicable to the Company's executive officers with respect to the compensation earned by such executive officers for the year ended December 31, 1998.

   The Compensation Committee of the Board of Directors of Catalytica establishes the general compensation policies of the Company as well as the compensation plans and specific compensation levels for executive officers. The Compensation Committee during the year ended December 31, 1998 consisted of two independent, non-employee Directors, Howard Hoffen and Ernest Mario.

   The Company's compensation philosophy is to provide a total compensation package that will enable the Company to attract and retain top executive talent, while emphasizing the linkage of compensation to corporate, business and individual performance.

   The compensation program for the executive officers is identical to that for all employees and consists of base salary, stock options and bonus. Other benefits, such as health and welfare insurance, a defined contribution 401k pension plan, and an employee stock purchase plan, are also available to all eligible employees.

   The Compensation Committee establishes the compensation of the Chief Executive Officer and the other executive officers based on several criteria related to competitive compensation levels, the performance of the individual and the company's performance relative to plan.

   Competitive Compensation. In order to establish competitive compensation, a market basket of companies from both pharmaceuticals and combustion-related industries was created and the base salaries, bonus opportunities and stock option awards for their top executives were analyzed. The intent of the Compensation Committee is to set the total compensation for the Company's executive officers at approximately the 50th percentile of the market basket of companies. Any such cross-company comparisons require some adjustments to reflect varying levels of specific responsibilities, complexity of the business, its ultimate potential and the background and training of the incumbent. Such considerations set the base level of compensation assuming an acceptable level of performance. Performance variations on an individual and business level are then applied.

   Individual Performance. Personal performance is appraised against a budget and business plan laid out at the beginning of each year. The plan includes a set of personal objectives regarding such things as budgetary control, achieving milestones in the Company's development programs, successful execution and implementation of collaborative agreements or contracts, achieving planned revenues and other criteria. Assessment of performance in these regards determines the annual increase in base salary and also determines, in part, the level of cash bonus and long term incentive compensation. Bonus and options are also affected by corporate performance.

   Corporate Performance. Achievement of corporate objectives, designed to enhance stockholder value, is a key factor in establishing stock option awards and bonus. Typical corporate objectives would include profitable commercial operation, sound management of all balance sheet items, appropriate balancing of new opportunities and risks and the creation of profitable opportunities for future business activity. The bonus plan for executives is based on the achievement of a combination of financial and non-financial goals. The financial portion of the bonus does not pay out below achievement of 95% of the planned goal; it does, however, provide for over-achievement of the financial objectives. Overall personal performance for 1998 was also taken into consideration in the final bonus amount.

   In determining the Chief Executive Officer's compensation, the Committee considered all of the above factors in relation to specific corporate plan and CEO objectives and accomplishments in 1998, as well as progress toward longer range Company goals under his leadership. The salary increase of 6.1% to $350,000 was effective March 1, 1999, the bonus of $315,000 for the 1998 calendar year, and the option award of 34,500 shares on March 1, 1999 at an exercise price of $14.25 per share, were all within the general guidelines we are following and are consistent with the 1998 performance of the Company. In addition, the Chief Executive Officer received Catalytica Combustion Systems, Inc. stock options of 4,500 at an exercise price of $21.60 per share.

   The Company intends to take the necessary steps to comply with the $1 million compensation deduction limitation pursuant to Section 162(m) of the Omnibus Reconciliation Act of 1993. In addition, the non-equity-based compensation paid to the Named Officers in fiscal 1996, 1997 and 1998 did not exceed $1 million for any individual.

                                          COMPENSATION COMMITTEE

                                          Howard I. Hoffen
                                          Ernest Mario

                               Performance Graph

   The following is a graph comparing the cumulative total return to stockholders, calculated on a dividend reinvested basis, from December 31, 1993 through December 31, 1998, to the cumulative total return over such period of
(i) Nasdaq U.S. Stock Market Index and (ii) Standard and Poor Chemical Specialty Index. The graph assumes that $100 was invested in the Company's Common Stock at the initial public offering price, the Nasdaq U.S. Stock Market, and in the Standard and Poor Chemical Specialty Index on December 31, 1993. Data for the Standard and Poor Chemical Specialty Index was unavailable for dates in the middle of the month. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.





                        [PERFORMANCE GRAPH APPEARS HERE]

                                 1998 Baseline

                          12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
Data Points               -------- -------- -------- -------- -------- --------
Catalytica, Inc.........  $   7.75 $   2.88 $   4.38 $   4.00 $  11.88 $  18.00
NASDAQ US Stock Market..   249.861  244.244  345.448  424.800  520.459  733.392
S&P Specialty Chemicals
 Index..................   259.644  222.576  287.943  291.167  354.117  295.727

Conversion to Index       12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
Point                     -------- -------- -------- -------- -------- --------
Catalytica, Inc.........    100       37       57       52      153      232
NASDAQ US Stock Market..    100       98      138      170      208      294
S&P Specialty Chemicals
 Index..................    100       86      111      112      136      114

--------
(1) Stock closing price on last business day of quarter
(2) Index Point = Data Point/Baseline X 100

                            Executive Compensation

   The following table sets forth the compensation paid by the Company with respect to the years ended December 31, 1996, December 31, 1997, and December 31, 1998, to the Chief Executive Officer and each of the other four most highly compensated executive officers (collectively, the "Named Officers") of the Company:

Summary Compensation Table

                                                    Long-Term
                                                   Compensation
                                                      Awards
                                                   ------------
                                      Annual
                                   Compensation
                                ------------------  Securities
   Name and Principal    Fiscal                     Underlying     All Other
        Position          Year  Salary($) Bonus($)  Options(#)  Compensation($)
   ------------------    ------ --------- -------- ------------ ---------------
Ricardo B. Levy.........  1998  $330,000  $315,000    38,000        $33,450(1)
 President and            1997  $229,000  $ 76,000    60,000        $17,064(2)
 Chief Executive Officer  1996  $218,000  $  7,000    40,000        $17,264(3)

James A. Cusumano.......  1998  $300,000  $245,000     3,000        $29,547(1)
 Chairman of the Board
 and                      1997  $210,000  $ 64,000    60,000        $16,052(2)
 Chief Strategic Officer  1996  $206,000  $  4,140    10,000        $15,891(3)

Lawrence W. Briscoe.....  1998  $250,000  $178,000    19,000        $ 4,000(1)
 Vice President, Finance
 and                      1997  $198,000  $ 54,000   100,000        $ 4,000(2)
 Administration, and      1996  $188,000  $  4,500    35,000        $ 4,000(3)
 Chief Financial Officer

Ralph A. Dalla Betta....  1998  $166,000  $ 16,000     1,500        $11,680(1)
 Vice President and       1997  $162,000  $  3,000       --         $10,808(2)
 Chief Scientist          1996  $152,000  $  1,000    10,000        $10,640(3)

John M. Hart(4).........  1998  $ 85,432  $ 30,000    40,000            --
 Vice President,          1997       --        --        --             --
 Human Resources          1996       --        --        --             --

--------
(1) Includes (i) $4,000 contributed by the Company to each Named Officer's account under the defined contribution pension plan and (ii) the following amounts contributed by the Company to the Named Officer's account under the Supplemental Severance Benefits Plan: Dr. Levy $29,450; Dr. Cusumano $25,547; and Dr. Dalla Betta $7,680.
(2) Includes (i) $4,000 contributed by the Company to each Named Officer's account under the defined contribution pension plan and (ii) the following amounts contributed by the Company to the Named Officer's account under the Supplemental Severance Benefits Plan: Dr. Levy $13,064; Dr. Cusumano $12,052; and Dr. Dalla Betta $6,808.
(3) Includes (i) $4,000 contributed by the Company to each Named Officer's account under the defined contribution pension plan and (ii) the following amounts contributed by the Company to the Named Officer's account under the Supplemental Severance Benefits Plan: Dr. Levy $13,264; Dr. Cusumano $11,891; and Dr. Dalla Betta $6,640.
(4) Mr. Hart joined the Company on September 3, 1998. On an annualized basis, Mr. Hart's salary and bonus for 1998 would have been $220,000.

The Subsidiaries' Summary Stock Option Table

   The following table sets forth the stock options granted in each of the company subsidiaries with respect to the years ended December 31, 1996, December 31, 1997 and December 31, 1998 to the Company's Chief Executive Officer and the Named Officers of the Company.

                                            Long-Term Compensation Awards
                                ------------------------------------------------------
                                   Securities         Securities        Securities
   Name and Principal    Fiscal    Underlying         Underlying        Underlying
        Position          Year  CPI Options(#)(1) CCSI Options(#)(2) CAT Options(#)(3)
   ------------------    ------ ----------------- ------------------ -----------------
Ricardo B. Levy.........  1998        2,000              2,400               --
 President and            1997       86,000             20,500               --
 Chief Executive Officer  1996        2,000              4,500             3,000

James A. Cusumano.......  1998       20,000              1,500               --
 Chairman of the Board
 and                      1997       80,000                --                --
 Chief Strategic Officer  1996       14,000              4,000             3,000

Lawrence W. Briscoe.....  1998        5,000              1,200               --
 Vice President, Finance
 and                      1997       30,000                --                --
 Administration, and      1996        1,600              4,000             3,000
 Chief Financial Officer

Ralph A. Dalla Betta....  1998          700             11,750               --
 Vice President and       1997          --                 --                --
 Chief Scientist          1996          --              25,000               --

John M. Hart............  1998       15,000             15,000               --
 Vice President,          1997          --                 --                --
 Human Resources          1996          --                 --                --

--------
(1) Represents long term compensation awards by Catalytica Pharmaceuticals, Inc. (CPI)
(2) Represents long term compensation awards by Catalytica Combustion Systems, Inc. (CCSI)
(3) Represents long term compensation awards by Catalytica Advanced Technologies, Inc. (CAT)

Company Option Grants in Last Fiscal Year

   The following table sets forth the stock options granted during the fiscal year ended December 31, 1998 to each of the Named Officers:

                                   Individual Grants(1)
                         -----------------------------------------
                                                                       Potential
                                                                      Realizable
                                                                   Value at Assumed
                         Number of  % of Total                      Annual Rates of
                         Securities  Options                          Stock Price
                         Underlying Granted to                     Appreciation for
                          Options   Employees  Exercise             Option Term(3)
                          Granted   in Fiscal   Price   Expiration -----------------
          Name             (#)(1)    Year(2)   ($/sh.)     Date     5%($)    10%($)
          ----           ---------- ---------- -------- ---------- -------- --------
Ricardo B. Levy.........   38,000      6.7%     $12.81    4/1/08   $306,133 $775,802
James A. Cusumano.......    3,000      0.5%     $12.81    4/1/08   $ 24,168 $ 61,248
Lawrence W. Briscoe.....   19,000      3.3%     $12.81    4/1/08   $153,067 $387,901
Ralph A. Dalla Betta....    1,500      0.3%     $12.81    4/1/08   $ 12,084 $ 30,624
John M. Hart............   40,000      7.0%     $10.63    9/3/08   $267,406 $677,659

--------
(1) These options were granted under the Company's Stock Option Plan (the "Option Plan"). Options granted under the Option Plan generally have a ten-year term. Generally, 12.5% of the grant becomes exercisable six months after the date of grant. The balance of the grant then vests monthly, with full exercisability occurring on the fourth anniversary date. The per share exercise price is the Nasdaq closing price for the Company's Common Stock on the date of grant. Unless otherwise determined by the Board of Directors, the Option Plan provides for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a "change in control," as defined in the Option Plan.
(2) Based on options to purchase an aggregate of 570,785 shares granted to employees during 1998.
(3) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price.

Subsidiary Option Grants in Last Fiscal Year

   The following table sets forth the stock options granted by the Company's subsidiaries during the fiscal year ended December 31, 1998 to each of the Named Officers:

                                          Individual Grants(1)
                         ------------------------------------------------------
                                                                                    Potential
                                                                                   Realizable
                                                                                Value at Assumed
                                      Number of  % of Total                      Annual Rates of
                                      Securities  Options                          Stock Price
                                      Underlying Granted to                     Appreciation for
                                       Options   Employees  Exercise             Option Term(3)
                                       Granted   in Fiscal   Price   Expiration -----------------
          Name           Subsidiaries   (#)(1)    Year(2)   ($/sh.)     Date     5%($)    10%($)
          ----           ------------ ---------- ---------- -------- ---------- -------- --------
Ricardo B. Levy.........     CPI         2,000      0.4%     $16.50    4/1/08   $ 20,754 $ 52,594
                             CCSI        2,400      1.3%     $12.00    4/1/08   $ 18,112 $ 45,900

James A. Cusumano.......     CPI        20,000      4.1%     $16.50    4/1/08   $207,535 $525,935
                             CCSI        1,500      0.8%     $12.00    4/1/08   $ 11,320 $ 28,687

Lawrence W. Briscoe.....     CPI         5,000      1.0%     $16.50    4/1/08   $ 51,884 $131,484
                             CCSI        1,200      0.6%     $12.00    4/1/08   $  9,056 $ 22,950

Ralph A. Dalla Betta....     CPI           700      0.1%     $16.50    4/1/08   $  7,264 $ 18,408
                             CCSI       11,000      5.9%     $12.00    4/1/08   $ 83,014 $210,374
                             CCSI          750      0.4%     $ 5.60   1/30/08   $  2,641 $  6,694

John M. Hart............     CPI        15,000      3.1%     $22.00    9/3/08   $207,535 $525,935
                             CCSI       15,000      8.0%     $14.50    9/3/08   $136,785 $346,639

--------
(1) These options were granted under each of Catalytica Pharmaceuticals (CPI) and Catalytica Combustion Systems, Inc. (CCSI) Stock Option Plans (the "Subsidiary Option Plans"). Options granted under the Subsidiaries Option Plans generally have a ten-year term and vest ratably over a four-year period. The per share exercise price is based on the fair market value of the subsidiary's common stock on the date of grant, as determined by the subsidiary's Board of Directors. Unless otherwise determined by the Board of Directors, the Subsidiary Option Plans provide for the automatic acceleration of vesting of all outstanding options (such that they become exercisable in full) in the event of a "change in control," as defined in the Subsidiary Option Plans.
(2) The percent of total options granted to employees during the fiscal year is based on the total number of options issued to employees at each particular subsidiary and is broken down accordingly. Particularly, the percent of total options granted to employees of Catalytica Pharmaceuticals during 1998 is based on options to purchase an aggregate of 492,255 shares and the percent of total options granted to employees of Catalytica Combustion Systems during 1998 is based on options to purchase an aggregate of 187,950 shares.
(3) Potential realizable value is based on an assumption that the stock price appreciates at the annual rate shown (compounded annually) from the date of grant until the end of a ten-year option term. These numbers are calculated based on the requirements promulgated by the SEC and do not reflect the Company's estimate of future stock price.

Company Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
Values

   The following table sets forth for each of the Named Officers, information with respect to stock options exercised during the fiscal year ended December 31, 1998 and stock options held at fiscal year end:

                                                      Number of Securities
                                                     Underlying Unexercised     Value of Unexercised
                                                           Options at           In-the-Money Options
                           Shares                      Fiscal Year End(#)     at Fiscal Year End ($)(2)
                         Acquired on     Value      ------------------------- -------------------------
          Name           Exercise(#) Realized($)(1) Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------------- ----------- ------------- ----------- -------------
Ricardo B. Levy.........      --             --       51,999       137,334     $581,578    $1,355,450
James A. Cusumano.......      --             --       24,333        64,667     $234,220    $  572,300
Lawrence W. Briscoe.....   33,000       $372,375      52,851       112,249     $673,608    $1,390,787
Ralph A. Dalla Betta....      --             --        7,871        15,205     $109,361    $  206,504
John M. Hart............      --             --          --         40,000          --     $  295,000

--------
(1) Market value of underlying securities on the exercise date minus the exercise price.
(2) Market value of underlying securities at December 31, 1998 minus the exercise price.

Subsidiary Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Values

   The following table sets forth for each of the Named Officers, information with respect to subsidiary stock options exercised during the fiscal year ended December 31, 1998 and stock options held at fiscal year end:

                                          Number of Securities          Value of Unexercised
                                         Underlying Unexercised         In-the-Money Options
                                      Options at Fiscal Year End(#)   at Fiscal Year End ($)(2)
                                      ----------------------------- -----------------------------
          Name           Subsidiaries Exercisable (1) Unexercisable Exercisable (1) Unexercisable
          ----           ------------ --------------- ------------- --------------- -------------
Ricardo B. Levy.........     CPI           40,167        61,833       $  644,475     $  883,325
                             CCSI          34,004        18,396       $  461,367     $  206,583
                             CAT              --         16,000              --             --
James A. Cusumano.......     CPI          154,292        79,708       $2,840,413     $1,011,787
                             CCSI          20,292         3,208       $  283,214     $   30,736
                             CAT              --         12,000              --             --
Lawrence W. Briscoe.....     CPI           41,592         5,008       $  768,490     $   30,890
                             CCSI          20,731         2,969       $  289,990     $   30,260
                             CAT              --         14,000              --             --
Ralph A. Dalla Betta....     CPI              117           583       $      410     $    2,040
                             CCSI          91,125        20,625       $1,259,696     $  184,479
                             CAT              --            --               --             --
John M. Hart............     CPI              --         15,000              --             --
                             CCSI             --         15,000              --             --
                             CAT              --            --               --             --

--------
(1) Subsidiaries Option Plans, except for Advanced Technologies, Inc. provide for stock option to be exercisable effective in 1998.
(2) Market value of underlying securities at December 31, 1998 minus the exercise price.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee consisted of Directors Hoffen and Mario in 1998. No executive officer of the Company serves as a member of the board of directors or on the compensation committee of any entity that has an executive officer serving as a member of the Company's Board of Directors or Compensation Committee.

   During the year ended December 31, 1998, the Company paid Richard Fleming Associates, a consulting organization of which Richard Fleming, a Director of the Company, is the President and Chief Executive Officer, approximately $260,250. These payments were for services provided to the Company by Mr. Fleming in his capacity as a consultant to the Company at a rate of $20,000 from January through December 1998 plus expenses and additional consulting for the months of July through September in the amount of $20,250. Mr. Fleming provided assistance to the Company on various development programs and in identifying and investigating new business opportunities.

                         Transactions With Management

   Morgan Stanley Capital Partners III, Inc. In June 1997, the Company entered into a Stock Purchase Agreement (the "Investment Agreement") with Morgan Stanley Capital Partners III, Inc. and two other affiliated equity funds (the "Morgan Stanley Equity Funds"), pursuant to which the Company sold 30,000,000 shares of Class A Common Stock and Class B Common Stock to the Morgan Stanley Equity Funds for an aggregate purchase price of $120 million. The proceeds were used to fund the acquisition of the pharmaceutical manufacturing facility in Greenville, North Carolina. The Morgan Stanley Equity Funds are entitled to certain registration rights, which came into effect on July 1, 1998, and certain rights of repurchase held by the Morgan Stanley Equity Funds, which will come into effect on July 1, 2005.

   The Investment Agreement also provides that the Morgan Stanley Equity Funds are entitled to elect (i) 3 persons to the Company's Board of Directors for so long as such funds own at least 30% of the outstanding Common Stock of the Company, (ii) 2 persons to the Company's Board of Directors for so long as such funds own between 10% and 30% of the outstanding Common Stock of the Company or (iii) 1 person to the Company's Board of Directors for so long as they own between 6% and 10% of the outstanding Common Stock of the Company. (Common Stock assumes conversion of the Class A and Class B Common Stock into Common Stock of the Company).

   In August 1997, pursuant to the Investment Agreement, the Company amended its bylaws to increase the size of the Board of Directors from 7 to 9 and appointed Messrs. Howard Hoffen and Alan Goldberg to the Board of Directors. Messrs. Hoffen and Goldberg were subsequently elected as directors to the Company's Board of Directors in connection with the 1998 Annual Meeting of Stockholders. In April 1999, the Board of Directors amended its bylaws to decrease the size of the Board of Directors from 9 to 7.

   With the proceeds received from exercise of warrants that the Company distributed in August 1997 to its stockholders in connection with the financing of the acquisition of the pharmaceutical manufacturing facility in Greenville, North Carolina, the Company redeemed in October 1997 an aggregate of 5,000,000 shares of Class B Common Stock held by the Morgan Stanley Equity Funds at a redemption price of $4.75 per share.

   On April 21, 1999 the Company entered into Change of Control Severance Agreements with the following members of Management: Ricardo Levy, James Cusumano, Lawrence Briscoe and John Hart. The Change of Control Severance Agreements provide for the following benefits in the event an officer is involuntarily terminated (as defined in the Change of Control Severance Agreement): (1) 200 percent of the officer's annual compensation plus a pro rata payment of their projected bonus, (2) continued employee benefits for up to 2 years from the date of an Involuntary Termination and (3) accelerated vesting of all of the officers options.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act") requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely in its review of the copies of such forms received by it, or written representation from certain reporting persons, the Company believes that, during fiscal year 1998, all reporting persons complied with Section 16(a) filing requirements applicable to them except that one Form 4 filed by Dr. Ricardo Levy was not timely with respect to one transaction, which involved a sale of Common Stock.

      PROPOSAL NO. 2--RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

   The Company has selected Ernst & Young, LLP independent accountants, to audit the financial statements of the Company for the current fiscal year ending December 31, 1999. Ernst & Young, LLP has audited the Company's financial statements since the fiscal year ended December 31, 1982. A representative of Ernst & Young, LLP is expected to be available at the Annual Meeting to make a statement if such representative desires to do so and to respond to appropriate questions.

   THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL AND RATIFICATION OF THE SELECTION OF ERNST & YOUNG, LLP IN THE EVENT THAT A MAJORITY OF THE VOTES CAST AT THE MEETING ARE CAST AGAINST SUCH RATIFICATION, THE BOARD OF DIRECTORS WILL RECONSIDER ITS SELECTION.

                                 OTHER MATTERS

   The Company does not currently intend to bring before the Annual Meeting any matters other than those set forth herein, and has no present knowledge that any other matters will or may be brought before the meeting by others. However, if any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the proxies in accordance with their judgment.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ LAWRENCE W. BRISCOE
                                          Lawrence W. Briscoe
                                          Vice President, Finance and
                                           Administration,
                                          and Chief Financial Officer

Mountain View, California
April 30, 1999

--------------------------------------------------------------------------------
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
R                                  CATALYTICA, INC.
O
X                  1999 ANNUAL MEETING OF STOCKHOLDERS
Y
                                 June 24, 1999

   The undersigned stockholder of Catalytica, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 30, 1999, and hereby appoints Ricardo B. Levy and Lawrence W. Briscoe, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of Catalytica, Inc., to be held on Thursday, June 24, 1999, at 10:00 a.m., Pacific Daylight Savings Time, in the Mandarin Oriental Hotel located at 222 Sansome Street, San Francisco, California 94101 and at any continuation(s) or adjournment(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side and, in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

   THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED (1) FOR THE ELECTION OF DIRECTORS, (2) FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS AND
(3) AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.



--------------------------------------------------------------------------------
COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON THE REVERSE SIDE



                                    (Continued and to be signed on reverse side)
--------------------------------------------------------------------------------
                             (FOLD AND DETACH HERE)

                              [LOGO OF CATALYTICA]

                         ANNUAL MEETING OF STOCKHOLDERS

                            Thursday, June 24, 1999
                                   10:00 a.m.

                            Mandarin Oriental Hotel
                               333 Battery Street
                         San Francisco California 94101

--------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" EACH OF THE FOLLOWING PROPOSALS.

                                                               Please Mark  [X]
                                                               your votes as
                                                               indicated in
                                                               this example

                      FOR all nominees          WITHHOLD
                         listed (except as      for all
                           indicated)           nominees
1.   ELECTION OF DIRECTORS   [_]             [_]

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

James A. Cusumano, Richard Fleming, Alan Goldberg, Howard Hoffen,
Ricardo B. Levy, Ernest Mario and John A. Urquhart

                                                                                FOR   AGAINST   ABSTAIN

2.     Proposal to approve and ratify the appointment of Ernst & Young, LLP     [_]      [_]      [_]
       as the independent auditors of the Company for the fiscal year ending December 31, 1999.


3.     The proxies are authorized to vote in their discretion upon such other   [_]      [_]      [_]
       business as may properly come before the meeting.

                                   I PLAN TO ATTEND THE MEETING                                   [_]

                                     COMMENTS/ADDRESS CHANGE                                      [_]
                                     Please mark this if you have written
                                     comments/address on the reverse side

Signature_____________________ Signature___________________ Date________________

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

--------------------------------------------------------------------------------
                             (FOLD AND DETACH HERE)